Exhibit 4.6

SEVENTH AMENDMENT

to

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), executed as of August 5, 2005 and effective as of August 1, 2005, by and among THERMADYNE INDUSTRIES, INC., a Delaware corporation (“Industries”), THERMAL DYNAMICS CORPORATION, a Delaware corporation (“Dynamics”), TWECO PRODUCTS, INC., a Delaware corporation (“Tweco”), VICTOR EQUIPMENT COMPANY, a Delaware corporation (“Victor”), C & G SYSTEMS, INC., an Illinois corporation (“C & G”), STOODY COMPANY, a Delaware corporation (“Stoody”), THERMAL ARC, INC., a Delaware corporation (“Thermal Arc”), PROTIP CORPORATION, a Missouri corporation (“ProTip”), THERMADYNE INTERNATIONAL CORP., a Delaware corporation (“International”, and collectively with ProTip, Thermal Arc, Stoody, C & G, Victor, Tweco, Dynamics and Industries, the “Borrowers”), the other persons designated as Credit Parties on the signature pages hereof, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Agent”) and the Persons signatory thereto from time to time as Lenders.  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in Annex A to the Credit Agreement and the Intercreditor Agreement (each as hereinafter defined).

RECITALS

WHEREAS, the Borrowers, the Credit Parties, Agent and Lenders have entered into that certain Second Amended and Restated Credit Agreement dated as of November 22, 2004 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement” ); and

WHEREAS, the Borrowers have requested that Requisite Lenders amend certain provisions of the Credit Agreement to, among other things, amend and restate the Financial Covenants;

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                       Amendment to Section 5.  Section 5 of the Credit Agreement is hereby amended by adding the following new Section 5.14:

“Section 5.14.   If on any day (the “Shortfall Day”) Borrowing Availability is less than $10,000,000, Borrower shall deliver to Agent within 15 days after the Shortfall Day a 13-week availability forecast report (provided, that no more than one such forecast report shall be required for more than one Shortfall Day during any period of 30 consecutive days), in form and substance reasonably acceptable to Agent, for the 13-week period beginning on the Shortfall Day.”

2.                                       Amendment and Restatement of Annex F.  Annex F of the Credit Agreement is hereby amended and restated in its entirety to read as provided on Exhibit F attached hereto.

3.                                       Amendment and Restatement of Annex G.  Annex G of the Credit Agreement is hereby amended and restated in its entirety to read as provided on Exhibit G attached hereto.

4.                                       Representations and Warranties of Credit Parties.  The Credit Parties represent and warrant that:

(a)                                            the execution, delivery and performance by the Credit Parties of this Amendment have been duly authorized by all necessary corporate action required on its part and this Amendment is a legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with its terms except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(b)                                           after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

5.                                       Conditions To Effectiveness.  This Amendment shall be effective upon the following (all in form and substance satisfactory to Agent):

(a)                                        execution and delivery of this Amendment by the Requisite Lenders and the Credit Parties; and

(b)                                       the Agent shall have received a copy of a fully executed and delivered amendment, in form and substance satisfactory to Agent, to that certain Second Lien Credit Agreement, dated as of July 29, 2004, by and among the Borrowers, Credit Suisse First Boston and the other Persons signatory thereto;

(c)                                        the Agent shall have received, for the ratable benefit of the Lenders, payment of an amendment fee in an amount equal to $25,000 (which shall be fully earned and payable as of the date hereof); and

(d)                                       payment in full of all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment, as provided in Section 11.3(a) of the Credit Agreement.

6.                                       Reference To And Effect Upon The Credit Agreement.

(a)                                            The Credit Agreement and the other Loan Documents shall remain in full force and effect, as amended hereby, and are hereby ratified and confirmed.

(b)                                           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver or amendment of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Credit Agreement,” “hereunder,”  “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

7.                                       Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

8.                                       Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

9.                                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

10.                                 Reaffirmation of Guaranties.  The Credit Parties signatory hereto hereby reaffirm their Guaranties of the Obligations, taking into account the provisions of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL
CORPORATION,
as Agent and Lender

By:	/s/ Dennis W. Cloud
Duly Authorized Signatory

CREDIT PARTIES:

THERMADYNE INDUSTRIES, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

THERMAL DYNAMICS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

TWECO PRODUCTS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

VICTOR EQUIPMENT COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

C & G SYSTEMS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

STOODY COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

THERMAL ARC, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

THERMADYNE INTERNATIONAL CORP.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

PROTIP CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

THERMADYNE HOLDINGS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

MECO HOLDING COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

C&G SYSTEMS HOLDING, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

THERMADYNE AUSTRALIA PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

DUXTECH PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

CIGWELD PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

QUETALA PTY. LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

QUETACK PTY. LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

THERMADYNE WELDING PRODUCTS CANADA LIMITED

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

THERMADYNE INDUSTRIES LIMITED

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	VP, Secretary & General Counsel

EXHIBIT F

AMENDED AND RESTATED ANNEX F (Section 4.1(b))

to

CREDIT AGREEMENT

COLLATERAL REPORTS

Borrowers shall deliver or cause to be delivered the following:

(a)                                  To Agent, upon its request, and in any event no less frequently than ten (10) Business Days after the end of each Fiscal Month (except that the October, 2004 report shall not be due until November 30, 2004) (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding Fiscal Month:

(i)                                     a Borrowing Base Certificate with respect to each Collateral Party, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii)                                  with respect to each Collateral Party, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(iii)                               with respect to each Collateral Party, a monthly aging summary showing Accounts outstanding aged from invoice date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(b)                                 To Agent, on a monthly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Collateral Party, including all additions and reductions (cash and non-cash) with respect to Accounts of such Collateral Party, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the applicable Collateral Party as of the last day of the immediately preceding week;

(c)                                  To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

(i)                                     a reconciliation of the Accounts trial balance of each Collateral Party to such Collateral Party’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii)                                  a reconciliation of the perpetual inventory by location of each Collateral Party to such Collateral Party’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(iii)                               an aging of accounts payable and a reconciliation of that accounts payable aging to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(iv)                              a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to the Borrowers general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(v) a detailed report of unpaid shipping and related charges that are owing or will be owing to shippers with respect to Eligible In-Transit Inventory reported on the Borrowing Base for such Fiscal Month;

(vi) a detailed report of the Inventory in-transit from the United States to Canada on the date thereof; and

(vii) a detailed report of any amounts payable to any of the Collateral Party’s consignee’s with respect to Eligible Consigned Inventory.

(d)                                 To Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of each Collateral Party subject to the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada); and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency (in the United States of America or any other jurisdiction) in the prior Fiscal Quarter;

(e)                                  Each Collateral Party, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Collateral Party or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Collateral Party shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

(f)                                    Each Collateral Party, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; provided, however, so long as no Default or Event of Default is continuing, Agent shall not obtain or request an appraisal as to any particular category of Collateral to be performed more than two times during any Year at Borrower’s expense;

(g)                                 Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion; and

(h)                                 The UK Collateral Party shall, immediately upon becoming aware of the same, provide the Agent with details in writing of any creditor of the UK Collateral Party whose terms of business include retention of title provisions.

EXHIBIT G

AMENDED AND RESTATED ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

(a)                                  Financial Covenants. Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(i)                                     Maximum Capital Expenditures.  Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period

Fiscal Year 2003;	$18,000,000
Fiscal Year 2004;	$17,000,000
Fiscal Year 2005;	$17,000,000
Fiscal Year 2006;	$18,000,000
Fiscal Year 2007;	$18,000,000
Fiscal Year 2008;	$18,000,000

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (i) 50% of the amount of permitted Capital Expenditures for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year; provided, further, that the amount of Capital Expenditures for Fiscal Year 2003 and Fiscal Year 2004 shall not include up to $5,500,000 of Capital Expenditures made in connection with the expansion of the real property located in Denton, Texas to the extent financed with a Capital Lease.

(ii) Minimum Fixed Charge Coverage Ratio.  Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

1.10 for the Fiscal Quarter ending December 31, 2003;

1.10 for the Fiscal Quarter ending March 31, 2004;

1.05 for the Fiscal Quarter ending June 30, 2004;

1.00 for the Fiscal Quarter ending September 30, 2004;

0.90 for the Fiscal Quarter ending December 31, 2004;

S-1

0.85 for the Fiscal Quarter ending March 31, 2005;

0.90 for the Fiscal Quarter ending June 30, 2005;

1.00 for the Fiscal Quarter ending September 30, 2005;

1.10 for the Fiscal Quarter ending December 31, 2005;

1.05 for the Fiscal Quarter ending March 31, 2006;

1.05 for the Fiscal Quarter ending June 30, 2006;

1.05 for the Fiscal Quarter ending September 30, 2006; and

1.10 for each Fiscal Quarter thereafter.

(iii)                               Minimum EBITDA.  Until such time as the Second Lien Loan Obligations have been paid in full in accordance with Section 6.3(b)(vi) or refinanced in accordance with Section 5.13, Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the 12-month period then ended of not less than the following:

Period	EBITDA

Fiscal Quarter ending December 31, 2003	$48,000,000
Fiscal Quarter ending March 31, 2004	$46,500,000
Fiscal Quarter ending June 30, 2004	$47,600,000
Fiscal Quarter ending September 30, 2004	$47,000,000
Fiscal Quarter ending December 31, 2004	$41,500,000
Fiscal Quarter ending March 31, 2005	$39,000,000
Fiscal Quarter ending June 30, 2005	$37,000,000
Fiscal Quarter ending September 30, 2005	$40,440,000
Fiscal Quarter ending December 31, 2005	$46,690,000
Fiscal Quarter ending March 31, 2006	$44,320,000
Fiscal Quarter ending June 30, 2006	$49,980,000
Fiscal Quarter ending September 30, 2006	$49,130,000
Fiscal Quarter ending December 31, 2006	$61,070,000
Fiscal Quarter ending March 31, 2007	$60,175,000
Fiscal Quarter ending June 30, 2007	$60,650,000
Fiscal Quarter ending September 30, 2007	$61,125,000
Fiscal Quarter ending December 31, 2007	$61,600,000
Fiscal Quarter ending March 31, 2008	$62,075,000
Fiscal Quarter ending June 30, 2008	$62,550,000
Fiscal Quarter ending September 30, 2008	$63,025,000
Fiscal Quarter ending December 31, 2008 and for each Fiscal Quarter ending thereafter	$63,500,000

(iv)                              (iv)                              Maximum Leverage Ratio.  Until such time as the Second Lien Loan Obligations have been paid in full in accordance with Section 6.3(b)(vi) or refinanced in accordance with Section 5.13 (provided, however, that if after such payment in full or refinancing, Borrowing Availability is at any time less than $15,000,000 this Financial Covenant shall be reinstated until the Commitment Termination Date), Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

5.00 for the Fiscal Quarter ending December 31, 2003;

5.00 for the Fiscal Quarter ending March 31, 2004;

5.00 for the Fiscal Quarter ending June 30, 2004;

5.53 for the Fiscal Quarter ending September 30, 2004;

6.18 for the Fiscal Quarter ending December 31, 2004;

6.70 for the Fiscal Quarter ending March 31, 2005;

7.08 for the Fiscal Quarter ending June 30, 2005;

6.35 for the Fiscal Quarter ending September 30, 2005;

5.17 for the Fiscal Quarter ending December 31, 2005;

5.70 for the Fiscal Quarter ending March 31, 2006; and

4.89 for the Fiscal Quarter ending June 30, 2006;

4.94 for the Fiscal Quarter ending September 30, 2006; and

4.00 for each Fiscal Quarter ending thereafter.

(b)                                 Enhanced Financial Covenants:

(i)                                     Minimum Fixed Charge Coverage Ratio.  Holdings and its Subsidiaries shall have, on a consolidated basis, a Fixed Charge Coverage Ratio for the 12-month period ending April 30, 2004 of not less than 1.25.

(ii)                                  Minimum EBITDA. Holdings and its Subsidiaries shall have, on a consolidated basis, EBITDA for the 12-month period ending April 30, 2004 of not less than $51,000,000.

(iii)                               Maximum Leverage Ratio.  Holdings and its Subsidiaries shall have, on a consolidated basis, a Leverage Ratio for the 12-month period ending April 30, 2004 of not more than 4.25.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.